Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and nine months ended September 30, 2011 and 2010 (dollars in thousands except per share amounts):

	Three months ended September 30, 2011		Three months ended September 30, 2010
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$6,275	$6,275	$7,038	$7,038

Weighted average shares outstanding	58,640,775	58,640,775	58,586,274	58,586,274
Effect of dilutive securities	—	198	—	2,262
Adjusted weighted average shares outstanding	58,640,775	58,640,973	58,586,274	58,588,536

Earnings per share attributable to Brookline Bancorp, Inc.	$0.11	$0.11	$0.12	$0.12

	Nine months ended September 30, 2011		Nine months ended September 30, 2010
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$20,543	$20,543	$20,474	$20,474

Weighted average shares outstanding	58,627,311	58,627,311	58,571,938	58,571,938
Effect of dilutive securities	—	2,813	—	4,142
Adjusted weighted average shares outstanding	58,627,311	58,630,124	58,571,938	58,576,080

Earnings per share attributable to Brookline Bancorp, Inc.	$0.35	$0.35	$0.35	$0.35